Exhibit 99.1

ATI Physical Therapy Reports First Quarter 2023 Results

Continued Execution of Transformation Initiatives Drove Growth in Net Revenue, Net Patient Revenue, Visits Per Day and Provider Productivity

Capital Transactions to Increase Liquidity and Financial Flexibility Expected to Close in June 2023

BOLINGBROOK, IL – May 8, 2023 – ATI Physical Therapy (NYSE: ATIP) (“ATI” or the “Company”), a nationally recognized outpatient physical therapy provider in the United States, today reported financial results for the first quarter ended March 31, 2023.

“Our first quarter results and continued improvement in key metrics – including growth in net revenue, net patient revenue and visits per day – reflect disciplined execution of our strategic priorities and underscore the ongoing strong demand for high-quality physical therapy,” said Sharon Vitti, Chief Executive Officer of ATI. “Throughout the quarter, our team remained focused on the three Ps of our business – pipeline, provider base and provider productivity – to drive long-term growth and profitability while delivering outstanding care and service to our patients.”

Ms. Vitti added, “While the labor market continues to be a headwind across our industry, our team delivered notable sequential and year-over-year increases in provider productivity, helping to mitigate labor availability constraints in the market. Under the leadership of our Chief People Officer, we have continued to evolve our recruitment and new hire initiatives while staying focused on retention. Additionally, our referral pipeline remains above pre-pandemic levels, supported by solid execution of our business development initiatives. We have confidence in our ability to continue increasing patient visits and executing on our people, operations and commercial strategies.”

Joe Jordan, Chief Financial Officer of ATI, said, “Our new leadership team under Sharon is continuing to execute on our initiatives to increase profitability and operational efficiency, including our footprint optimization and cost-control efforts. We also look forward to closing the capital transactions in the near term, which will provide the financial flexibility to continue executing on our plans and underscore our investors’ confidence in the significant value creation opportunities ahead for ATI.”

First Quarter 2023 Results

Supplemental tables of key performance metrics for the first quarter of 2021 through the first quarter of 2023 are presented after the financial statements at the end of this press release. Commentary on performance results in the first quarter of 2023 is as follows:

•
Net revenue was $166.9 million compared to $161.8 million in the fourth quarter of 2022 and $153.8 million in the first quarter of 2022, an increase of 3.2% quarter over quarter and 8.5% year over year. The increases were primarily driven by ATI’s focus on high-performing clinics and footprint optimization efforts, as well as strong demand for physical therapy (“PT”) and adjacent services.

■
Net patient revenue was $150.8 million compared to $146.2 million in the fourth quarter of 2022 and $138.9 million in the first quarter of 2022, an increase of 3.1% quarter over quarter and 8.5% year over year. See below for discussion of drivers to net patient revenue (i.e., patient visits and Rate per Visit).

■
Other revenue was $16.2 million compared to $15.6 million in the fourth quarter of 2022 and $14.9 million in the first quarter of 2022, an increase of 3.9% quarter over quarter and 8.6% year over year, primarily driven by increases in MSA revenue.

•	Visits per Day (“VPD”) were 22,701 compared to 22,316 in the fourth quarter of 2022 and 21,062 in the first quarter of 2022, an increase of 1.7% quarter over quarter and 7.8% year over year.

VPD per Clinic was 25.0 compared to 24.1 in the fourth quarter of 2022 and 22.9 in the first quarter of 2022, an increase of 0.9 visits quarter over quarter and 2.0 visits year over year. These increases reflect the Company’s focus on improving operational excellence across its clinics, including through a reconfigured field structure and the recent appointment of an experienced Chief Operations Officer, with the first quarter of 2022 impacted by the COVID Omicron variant.

•	Rate per Visit was $103.76 compared to $103.99 in the fourth quarter of 2022 and $103.06 in the first quarter of 2022, a decrease of 0.2% quarter over quarter and an increase of 0.7% year over year.

•
Salaries and related costs were $90.7 million, unchanged from $90.7 million in the fourth quarter of 2022, and $87.4 million in the first quarter of 2022, an increase of 3.8% year over year. The year-over-year increase was primarily due to wage inflation and a higher proportion of clinic directors and physical therapists versus physical therapy assistants in support of ATI’s patient care model.

PT salaries and related costs per visit were $52.98 compared to $54.92 in the fourth quarter of 2022 and $55.47 in the first quarter of 2022, a decrease of 3.5% quarter over quarter and 4.5% year over year. The decreases were due to higher labor productivity of 9.4 VPD per clinical FTE compared to 9.0 in the fourth quarter of 2022 and 8.5 in the first quarter of 2022, partially offset by higher labor costs per clinical FTE.

•
Rent, clinic supplies, contract labor and other was $52.9 million compared to $49.1 million in the fourth quarter of 2022 and $51.6 million in the first quarter of 2022, an increase of 7.6% quarter over quarter and 2.4% year over year.

PT rent, clinic supplies, contract labor and other per clinic was $56,338 compared to $51,252 in the fourth quarter of 2022 and $54,472 in the first quarter of 2022, an increase of 9.9% quarter over quarter and 3.4% year over year. The increases were primarily due to expenses in connection with the annual National Leadership Event held in January 2023, for which approximately $3.0 million was expensed in the first quarter of 2023, and higher repairs and maintenance spend.

•
Provision for doubtful accounts was $4.1 million compared to $2.5 million in the fourth quarter of 2022 and $5.1 million in the first quarter of 2022. PT provision as a percent of net patient revenue was 2.7% compared to 3.7% in the first quarter of 2022, with the improvement driven by several operational initiatives and deliberate efforts to increase collections.

•
Selling, general and administrative expenses were $30.6 million compared to $27.6 million in the fourth quarter of 2022 and $30.0 million in the first quarter of 2022, an increase of 10.7% quarter over quarter and 1.9% year over year. The increases were primarily due to transaction costs related to completing the TSA, partially offset quarter over quarter by lower severance costs and year over year by lower professional fees and non-ordinary legal expenses.

•
Interest expense during the quarter was $13.9 million, compared to $13.5 million in the fourth quarter of 2022 and $8.7 million in the first quarter of 2022. The year over year increase was primarily due to higher interest rates, partially offset by payments from an interest rate cap.

•	Income tax expense (benefit) was $0.1 million compared to $(5.0) million in the fourth quarter of 2022 and $(23.3) million in the first quarter of 2022.

•	Net loss was $25.2 million compared to $102.4 million in the fourth quarter of 2022 and $138.2 million in the first quarter of 2022.

•	Fully diluted Class A common stock loss per share was $0.15 compared to $0.53 in the fourth quarter of 2022 and $0.70 in the first quarter of 2022.

•
Adjusted EBITDA[1] was $4.8 million compared to $6.4 million in the fourth quarter of 2022 and $(4.7) million in the first quarter of 2022. The quarter over quarter decrease was mostly driven by expenses associated with the annual National Leadership Event held in January 2023, partially offset by higher revenue and the associated earnings. The year over year increase was primarily driven by higher revenue and the associated earnings.

Adjusted EBITDA1 margin was 2.9% compared to 3.9% in the fourth quarter of 2022 and (3.1)% in the first quarter of 2022.

•	Net (decrease) increase in cash was $(20.1) million compared to $46.2 million in the first quarter of 2022.

Operating cash use was $14.2 million compared to $26.7 million in the first quarter of 2022, reflecting higher earnings and the conclusion of the Medicare Accelerated and Advance Payment Program (“MAAPP”) repayments in the third quarter of 2022. Cash repaid in connection with MAAPP under the CARES Act was zero in the first quarter of 2023 compared to $4.3 million in the first quarter of 2022.

Investing cash use was $5.1 million, with four new clinics opened in the quarter and several scheduled to open immediately in the following quarter, compared to $8.7 million in the first quarter of 2022 and 12 new clinics opened.

Financing cash (use) generation was $(0.8) million compared to $81.6 million in the first quarter of 2022. In February 2022, the Company refinanced its first lien term loan with a new credit agreement and issued Series A preferred stock with detachable warrants, resulting in approximately $77 million net proceeds to the balance sheet after payment of transaction fees.

1 Refer to “Non-GAAP Financial Measures” below.

•	On the balance sheet, as of March 31, 2023, cash and cash equivalents totaled $63.1 million and no revolving credit facility remaining capacity.

Additionally, ATI closed 12 clinics and divested six clinics during the quarter. Together with the four new clinics that were opened, the Company had 909 clinics at end of the first quarter and continues to execute on optimizing its geographic footprint and clinic-level economics.

Transaction Support Agreement to Increase Liquidity and Financial Flexibility

As previously announced, ATI entered into a Transaction Support Agreement (the “TSA”) in March 2023 with certain of its lenders, holders of preferred equity and holders of the majority of its common stock. The substantially final forms of the TSA and corresponding definitive documents were completed and signed in April 2023.

The transactions contemplated in the TSA will enable ATI to obtain a $25 million delayed draw term loan in the form of new second lien PIK convertible notes, exchange $100 million of first lien term loan into new second lien PIK convertible notes and remain in compliance with the covenants under its first lien credit agreement, among other things. The transactions are expected to close in June 2023, subject to shareholder approval. Additional information is available on the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 21, 2023 and definitive proxy statement on Schedule 14A filed with the SEC on May 1, 2023.

First Quarter 2023 Earnings Conference Call

Management will host a conference call at 5 pm Eastern Time on May 8, 2023 to review first quarter 2023 financial results. The conference call can be accessed via a live audio webcast. To join, please access the following web link, ATI Physical Therapy, Inc. Q1 2023 Earnings Conference Call, on the Company’s Investor Relations website at https://investors.atipt.com at least 15 minutes early to register and download and install any necessary audio software. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our more than 900 locations in 24 states. With outcomes from more than 3 million unique patient cases, ATI is making strides in the industry by setting quality standards designed to deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via our online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Forward-Looking Statements

All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the impact of physical therapist attrition and ability to achieve and maintain clinical staffing levels and clinician productivity, anticipated visit and referral volumes and other factors on the Company's overall profitability, and estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including:

•	our liquidity position raises substantial doubt about our ability to continue as a going concern;

•
risks associated with liquidity and capital markets, including the Company's ability to generate sufficient cash flows, together with cash on hand, to run its business, cover liquidity and capital requirements and resolve substantial doubt about the Company's ability to continue as a going concern;

•	our ability to meet financial covenants as required by our 2022 Credit Agreement;

•
risks related to outstanding indebtedness and preferred stock, rising interest rates and potential increases in borrowing costs, compliance with associated covenants and provisions and the potential need to seek additional or alternative debt or capital financing in the future;

•	risks related to the Company's ability to access additional financing or alternative options when needed;

•
our dependence upon governmental and third-party private payors for reimbursement and that decreases in reimbursement rates, renegotiation or termination of payor contracts or unfavorable changes in payor, state and service mix may adversely affect our financial results;

•	federal and state governments’ continued efforts to contain growth in Medicaid expenditures, which could adversely affect the Company’s revenue and profitability;

•	payments that we receive from Medicare and Medicaid being subject to potential retroactive reduction;

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;

•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;

•
risks associated with public health crises, including COVID-19 (and any existing and future variants) and its direct and indirect impacts on the business, which could lead to a decline in visit volumes and referrals;

•	risks related to the impact on our workforce of mandatory COVID-19 vaccination of employees;

•
our inability to compete effectively in a competitive industry, subject to rapid technological change and cost inflation, including competition that could impact our effectiveness of strategies to improve patient referrals and our ability to identify, recruit and retain skilled physical therapists;

•	our inability to maintain high levels of service and patient satisfaction;

•
risks associated with the locations of our clinics, including the economies in which we operate, size and expected growth of our addressable markets, and the potential need to close clinics and incur closure costs;

•	our dependence upon the cultivation and maintenance of relationships with customers, suppliers, physicians and other referral sources;

•	the severity of climate change or the weather and natural disasters that can occur in the regions of the U.S. in which we operate, which could cause disruption to our business;

•	risks associated with future acquisitions, which may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities;

•
failure of third-party vendors, including customer service, technical and IT support providers and other outsourced professional service providers to adequately address customers’ requests and meet Company requirements;

•	risks associated with our reliance on IT infrastructure in critical areas of our operations including, but not limited to, cyber and other security threats;

•
a security breach of our IT systems or our third-party vendors’ IT systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•
our failure to maintain financial controls and processes over billing and collections or disputes with third-parties could have a significant negative impact on our financial condition and results of operations;

•	our operations are subject to extensive regulation and macroeconomic uncertainty;

•	our ability to meet revenue and earnings expectations;

•	risks associated with applicable state laws regarding fee-splitting and professional corporation laws;

•
inspections, reviews, audits and investigations under federal and state government programs and payor contracts that could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation;

•	changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis;

•
the outcome of any legal and regulatory matters, proceedings or investigations instituted against us or any of our directors or officers, and whether insurance coverage will be available and/or adequate to cover such matters or proceedings;

•	our facilities face competition for experienced physical therapists and other clinical providers that may increase labor costs and reduce profitability;

•
risks associated with our ability to attract and retain talented executives and employees amidst the impact of unfavorable labor market dynamics and wage inflation, including potential failure of steps being taken to reduce attrition of physical therapists and increase hiring of physical therapists;

•	risk resulting from the IPO Warrants, Earnout Shares and Vesting Shares being accounted for as liabilities;

•	further impairments of goodwill and other intangible assets, which represent a significant portion of our total assets, especially in view of the Company’s recent market valuation;

•	our inability to remediate the material weaknesses in internal control over financial reporting related to income taxes and to maintain effective internal control over financial reporting;

•	costs related to operating as a public company; and

•	risks associated with our ability to regain and sustain compliance with the listing requirements of our securities on the New York Stock Exchange ("NYSE").

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

Investors should also review those factors discussed in the Company’s amended S-1 registration statement filed with the SEC on April 12, 2022 under the heading "Risk Factors," our Form 10-K for the fiscal year ended December 31, 2022, the S-3 registration statement and amendments thereto dated August 10, 2022 and other documents filed, or to be filed, by ATI with the SEC. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligations to publicly update or revise any forward-looking statements after the date they are made or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company, as applicable, as of the date of this communication, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.” ATI believes Adjusted EBITDA and Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by Net Revenue) assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of ATI’s core operating performance.

Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which ATI operates and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of the Company’s business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare ATI’s performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures. We are unable to provide a reconciliation between forward-looking Adjusted EBITDA to its comparable GAAP financial measure without unreasonable effort, due to the high difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy by the date of this release.

Contacts:

Investors
Joanne Fong
SVP, Treasurer and Investor Relations
ATI Physical Therapy
investors@atipt.com
(630) 296-2222 x 7131

Media
Genesa Garbarino
Garbo Communications
genesa@garbo.agency
424-499-7025

Rob Manker
Director of Customer Marketing & Public Relations
ATI Physical Therapy
warren.manker@atipt.com
630-296-2222 ext. 7432

ATI Physical Therapy
Condensed Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022

Net patient revenue	$150,754	$138,925
Other revenue	16,178	14,897
Net revenue	166,932	153,822

Cost of services:
Salaries and related costs	90,703	87,415
Rent, clinic supplies, contract labor and other	52,878	51,615
Provision for doubtful accounts	4,125	5,105
Total cost of services	147,706	144,135
Selling, general and administrative expenses	30,595	30,024
Goodwill, intangible and other asset impairment charges	—	155,741
Operating loss	(11,369)	(176,078)
Change in fair value of warrant liability	198	(1,677)
Change in fair value of contingent common shares liability	(709)	(24,334)
Interest expense, net	13,936	8,656
Other expense, net	354	2,781
Loss before taxes	(25,148)	(161,504)
Income tax expense (benefit)	62	(23,281)
Net loss	(25,210)	(138,223)
Net income (loss) attributable to non-controlling interests	1,060	(473)
Net loss attributable to ATI Physical Therapy, Inc.	$(26,270)	$(137,750)

Loss per share of Class A common stock:
Basic	$(0.15)	$(0.70)
Diluted	$(0.15)	$(0.70)
Weighted average shares outstanding:
Basic and diluted	204,921	199,971

ATI Physical Therapy
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	March 31, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$63,075	$83,139
Accounts receivable (net of allowance for doubtful accounts of $52,549 and $47,620 at March 31, 2023 and December 31, 2022, respectively)	82,210	80,673
Prepaid expenses	9,373	13,526
Other current assets	6,722	10,040
Assets held for sale	5,469	6,755
Total current assets	166,849	194,133

Property and equipment, net	119,508	123,690
Operating lease right-of-use assets	224,725	226,092
Goodwill, net	286,458	286,458
Trade name and other intangible assets, net	246,398	246,582
Other non-current assets	1,823	2,030
Total assets	$1,045,761	$1,078,985

Liabilities, Mezzanine Equity and Stockholders' Equity:
Current liabilities:
Accounts payable	$10,245	$12,559
Accrued expenses and other liabilities	47,564	53,672
Current portion of operating lease liabilities	51,911	47,676
Liabilities held for sale	1,503	2,614
Total current liabilities	111,223	116,521

Long-term debt, net	534,137	531,600
Warrant liability	296	98
Contingent common shares liability	2,126	2,835
Deferred income tax liabilities	18,948	18,886
Operating lease liabilities	216,396	218,424
Other non-current liabilities	1,821	1,834
Total liabilities	884,947	890,198
Commitments and contingencies
Mezzanine equity:
Series A Senior Preferred Stock, $0.0001 par value; 1.0 million shares authorized; 0.2 million shares issued and outstanding; $1,140.48 stated value per share at March 31, 2023; $1,108.34 stated value per share at December 31, 2022	140,340	140,340
Stockholders' equity:
Class A common stock, $0.0001 par value; 470.0 million shares authorized; 208.7 million shares issued, 199.5 million shares outstanding at March 31, 2023; 207.5 million shares issued, 198.4 million shares outstanding at December 31, 2022	20	20
Treasury stock, at cost, 0.24 million shares and 0.08 million shares at March 31, 2023 and December 31, 2022, respectively	(197)	(146)
Additional paid-in capital	1,380,150	1,378,696
Accumulated other comprehensive income	1,443	4,899
Accumulated deficit	(1,365,781)	(1,339,511)
Total ATI Physical Therapy, Inc. equity	15,635	43,958
Non-controlling interests	4,839	4,489
Total stockholders' equity	20,474	48,447
Total liabilities, mezzanine equity and stockholders' equity	$1,045,761	$1,078,985

ATI Physical Therapy
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Operating activities:
Net loss	$(25,210)	$(138,223)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill, intangible and other asset impairment charges	—	155,741
Depreciation and amortization	9,691	10,111
Provision for doubtful accounts	4,125	5,105
Deferred income tax provision	62	(23,281)
Amortization of right-of-use assets	11,850	11,807
Non-cash share-based compensation	1,454	1,960
Amortization of debt issuance costs and original issue discount	838	660
Non-cash interest expense	1,736	—
Loss on extinguishment of debt	—	2,809
Loss (gain) on disposal and sale of assets	489	(219)
Change in fair value of warrant liability	198	(1,677)
Change in fair value of contingent common shares liability	(709)	(24,334)
Changes in:
Accounts receivable, net	(5,770)	(10,459)
Prepaid expenses and other current assets	4,073	588
Other non-current assets	33	14
Accounts payable	(2,439)	(928)
Accrued expenses and other liabilities	(6,168)	(544)
Operating lease liabilities	(8,476)	(11,555)
Other non-current liabilities	(1)	(37)
Medicare Accelerated and Advance Payment Program Funds	—	(4,269)
Net cash used in operating activities	(14,224)	(26,731)

Investing activities:
Purchases of property and equipment	(5,434)	(8,772)
Proceeds from sale of property and equipment	—	114
Proceeds from sale of clinics	355	—
Net cash used in investing activities	(5,079)	(8,658)

Financing activities:
Proceeds from long-term debt	—	500,000
Deferred financing costs	—	(12,952)
Original issue discount	—	(10,000)
Principal payments on long-term debt	—	(555,048)
Proceeds from issuance of Series A Senior Preferred Stock	—	144,667
Proceeds from issuance of 2022 Warrants	—	20,333
Equity issuance costs and original issue discount	—	(4,935)
Taxes paid on behalf of employees for shares withheld	(51)	(22)
Distribution to non-controlling interest holders	(710)	(473)
Net cash (used in) provided by financing activities	(761)	81,570

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(20,064)	46,181
Cash and cash equivalents at beginning of period	83,139	48,616
Cash and cash equivalents at end of period	$63,075	$94,797

Supplemental noncash disclosures:
Derivative changes in fair value	$3,456	$(3,752)
Purchases of property and equipment in accounts payable	$1,771	$2,223

Other supplemental disclosures:
Cash paid for interest	$9,563	$3,932
Cash received from hedging activities	$3,418	$—
Cash paid for taxes	$—	$35

ATI Physical Therapy, Inc.
Supplemental Tables of Key Performance Metrics

	Financial Metrics ($ in 000’s)
	Net Patient Revenue	Other Revenue	Net Revenue	Adjusted EBITDA	Adj EBITDA margin
Q1 2021	$132,271	$16,791	$149,062	$5,590	3.8%
Q2 2021	$146,679	$17,354	$164,033	$23,999	14.6%
Q3 2021	$141,855	$17,158	$159,013	$8,539	5.4%
Q4 2021	$140,275	$15,488	$155,763	$1,643	1.1%
Q1 2022	$138,925	$14,897	$153,822	$(4,695)	(3.1)%
Q2 2022	$148,506	$14,787	$163,293	$5,436	3.3%
Q3 2022	$142,313	$14,479	$156,792	$(392)	(0.3)%
Q4 2022	$146,196	$15,568	$161,764	$6,363	3.9%
Q1 2023	$150,754	$16,178	$166,932	$4,790	2.9%

	Operational Metrics
	Visits per Day (1)	Clinical FTE (2)	VPD per cFTE (3)	ATI Clinician Headcount (4)	Contractor Headcount (5)	ATI Clinician Headcount
						Adds (6)	Turnover (7)
Q1 2021	19,520	2,284	8.5	2,558	16	41%	31%
Q2 2021	21,569	2,325	9.3	2,526	43	37%	44%
Q3 2021	20,674	2,359	8.8	2,583	108	51%	42%
Q4 2021	20,649	2,490	8.3	2,650	109	37%	31%
Q1 2022	21,062	2,466	8.5	2,658	158	25%	23%
Q2 2022	22,403	2,465	9.1	2,647	151	26%	28%
Q3 2022	21,493	2,465	8.7	2,691	151	33%	25%
Q4 2022	22,316	2,476	9.0	2,662	123	19%	26%
Q1 2023	22,701	2,423	9.4	2,629	168	21%	27%

(1)	Equals patient visits divided by operating days.
(2)	Represents clinical staff hours divided by 8 hours divided by number of paid days.
(3)	Equals patient visits divided by operating days divided by clinical full-time equivalent employees.
(4)	Represents ATI employee clinician headcount at end of period.
(5)	Represents contractor clinician headcount at end of period.
(6)	Represents ATI employee clinician headcount new hire adds divided by average headcount, multiplied by 4 to annualize.
(7)	Represents ATI employee clinician headcount separations divided by average headcount, multiplied by 4 to annualize.

	Unit Economics: PT Clinics ($ actual)
	Ending Clinic Count	PT Revenue per Clinic (1)	VPD per Clinic (2)	PT Rate per Visit (3)	PT Salaries per Visit (4)	PT Rent and Other per Clinic (5)	PT Provision as % PT Revenue (6)
Q1 2021	882	$150,536	22.2	$107.56	$54.14	$47,722	5.4%
Q2 2021	889	$165,241	24.3	$106.26	$48.22	$47,857	2.4%
Q3 2021	900	$158,556	23.1	$105.56	$53.70	$49,499	2.5%
Q4 2021	910	$154,772	22.8	$104.51	$55.73	$50,976	1.5%
Q1 2022	922	$151,225	22.9	$103.06	$55.47	$54,472	3.7%
Q2 2022	926	$160,431	24.2	$103.57	$53.64	$53,017	2.4%
Q3 2022	929	$153,410	23.2	$103.46	$56.20	$53,945	2.0%
Q4 2022	923	$157,993	24.1	$103.99	$54.92	$51,252	1.7%
Q1 2023	909	$165,846	25.0	$103.76	$52.98	$56,338	2.7%

(1)	Equals Net Patient Revenue divided by average clinics over the quarter.
(2)	Equals patient visits divided by operating days divided by average clinics over the quarter
(3)	Equals Net Patient Revenue divided by patient visits.
(4)	Equals estimated patient-related portion of Salaries and Related Costs divided by patient visits.
(5)	Equals estimated patient-related portion of Rent, Clinic Supplies, Contract Labor and Other divided by average clinics over the quarter.
(6)	Equals estimated patient-related portion of Provision for Doubtful Accounts divided by Net Patient Revenue.

	Customer Satisfaction Metrics
	Net Promoter Score (1)	Google Star Rating (2)
Q1 2021	75	4.9
Q2 2021	77	4.9
Q3 2021	73	4.9
Q4 2021	78	4.8
Q1 2022	74	4.9
Q2 2022	75	4.9
Q3 2022	76	4.8
Q4 2022	76	4.9
Q1 2023	76	4.8

(1)	NPS measures customer experience from ATI patient survey responses. The score is calculated as the percentage of promoters less the percentage of detractors.
(2)
A Google Star rating is a five-star rating scale that ranks businesses based on customer reviews. Customers are given the opportunity to leave a business review after interacting with a business, which involves choosing from one star (poor) to five stars (excellent).

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

Three Months Ended
March 31, 2023
Net loss	$(25,210)
Plus (minus):
Net income attributable to non-controlling interests	(1,060)
Interest expense, net	13,936
Income tax expense	62
Depreciation and amortization expense	9,564
EBITDA	$(2,708)
Changes in fair value of warrant liability and contingent common shares liability (1)	(511)
Transaction and integration costs (2)	5,408
Non-ordinary legal and regulatory matters (3)	1,523
Share-based compensation	1,478
Business optimization costs (4)	(702)
Pre-opening de novo costs (5)	172
Reorganization and severance costs (6)	130
Adjusted EBITDA	$4,790
Adjusted EBITDA margin	2.9%

(1)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(2)	Represents non-capitalizable debt and capital transaction costs.
(3)	Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(4)	Represents realized benefit of labor related CARES Act credit, that was not previously considered probable and relates to prior years.
(5)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)	Represents severance costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net loss	$(102,407)	$(116,694)	$(135,723)	$(138,223)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(358)	376	177	473
Interest expense, net	13,463	11,780	11,379	8,656
Income tax benefit	(4,998)	(7,218)	(13,033)	(23,281)
Depreciation and amortization expense	9,979	9,907	10,055	9,900
EBITDA	$(84,321)	$(101,849)	$(127,145)	$(142,475)
Goodwill, intangible and other asset impairment charges (1)	96,038	106,663	127,820	155,741
Goodwill, intangible and other asset impairment charges attributable to non-controlling interests (1)	(364)	(457)	(654)	(940)
Changes in fair value of warrant liability and contingent common shares liability (2)	(10,357)	(7,720)	(2,680)	(26,011)
Loss on debt extinguishment (3)	—	—	—	2,809
Loss on legal settlement (4)	—	—	3,000	—
Share-based compensation	1,544	1,920	2,004	1,964
Non-ordinary legal and regulatory matters (5)	937	772	2,202	2,497
Pre-opening de novo costs (6)	101	224	286	381
Transaction and integration costs (7)	1,093	55	603	1,538
Reorganization and severance costs (8)	1,797	—	—	—
Business optimization costs (9)	(105)	—	—	—
Gain on sale of Home Health service line, net	—	—	—	(199)
Adjusted EBITDA	$6,363	$(392)	$5,436	$(4,695)
Adjusted EBITDA margin	3.9%	(0.3)%	3.3%	(3.1)%

(1)	Represents non-cash charges related to the write-down of goodwill, trade name indefinite-lived intangible and other assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)	Represents charges related to the derecognition of the unamortized deferred financing costs and original issuance discount associated with the full repayment of the 2016 first lien term loan.
(4)	Represents charge for net settlement liability related to billing dispute.
(5)	Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(6)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(7)	Represents costs related to the Business Combination with FVAC II and non-capitalizable debt and capital transaction costs.
(8)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(9)
Represents non-recurring costs to optimize our platform and ATI transformative initiatives. Costs primarily relate to duplicate costs driven by IT and Revenue Cycle Management conversions, labor related costs during the transition of key positions and other incremental costs of driving optimization initiatives.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income (loss)	$1,690	$(326,774)	$(439,126)	$(17,818)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(869)	2,109	3,769	(1,309)
Interest expense, net	7,215	7,386	15,632	16,087
Interest expense on redeemable preferred stock	—	—	4,779	5,308
Income tax benefit	(5,381)	(35,333)	(19,731)	(10,515)
Depreciation and amortization expense	10,005	9,222	9,149	9,619
EBITDA	12,660	(343,390)	(425,528)	1,372
Goodwill, intangible and other asset impairment charges (1)	—	508,972	453,331	—
Goodwill, intangible and other asset impairment charges attributable to non-controlling interest (1)	—	(2,928)	(5,021)	—
Changes in fair value of warrant liability and contingent common shares liability (2)	(10,046)	(162,202)	(25,487)	—
Gain on sale of Home Health service line, net	(5,846)	—	—	—
Reorganization and severance costs (3)	—	3,551	—	362
Transaction and integration costs (4)	955	2,335	3,580	2,918
Share-based compensation	905	1,248	3,112	504
Pre-opening de novo costs (5)	543	511	441	434
Non-ordinary legal and regulatory matters (6)	2,472	442	—	—
Loss on debt extinguishment (7)	—	—	5,534	—
Loss on settlement of redeemable preferred stock (8)	—	—	14,037	—
Adjusted EBITDA	$1,643	$8,539	$23,999	$5,590
Adjusted EBITDA margin	1.1%	5.4%	14.6%	3.8%

(1)	Represents non-cash charges related to the write-down of goodwill, trade name indefinite-lived intangible and other assets.
(2)	Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)	Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(4)
Represents costs related to the Business Combination with FVAC II, non-capitalizable debt transaction costs, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.

(5)	Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)	Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint and SEC matter.
(7)
Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.

(8)
Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the Business Combination with FVAC II.